Filed pursuant to Rule 424(b)(2)

Registration No. 333-271881

PRICING SUPPLEMENT (to Product Supplement no. 1, dated May 18, 2023, Prospectus Supplement dated May 12, 2023 and Prospectus dated May 12, 2023)

$5,000,000
Jefferies
Jefferies Financial Group Inc.
Senior Leveraged Barrier Notes due April 17, 2028
Linked to the Vanguard FTSE Emerging Markets ETF

The Senior Leveraged Barrier Notes due April 17, 2028 Linked to the Vanguard FTSE Emerging Markets ETF (the “Notes”) are senior unsecured obligations of Jefferies Financial Group Inc.  The Notes will pay no interest and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Underlying has appreciated in value, investors will receive the Stated Principal Amount of their investment plus 140.00% of the upside performance of the Underlying.  If the Underlying has depreciated in value, but the Underlying has not declined below the Threshold Value, investors will receive the Stated Principal Amount. However, if the Underlying has declined below the Threshold Value, investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value from the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.   The Notes are issued as part of our Series A Global Medium-Term Notes program.
All payments are subject to our credit risk.  If we default on our obligations, you could lose some or a significant portion of your investment.  These Notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any Underlying or the securities represented by any Underlying.
SUMMARY OF TERMS
Issuer:	Jefferies Financial Group Inc.
Title of the Notes:	Senior Leveraged Barrier Notes due April 17, 2028 Linked to the Vanguard FTSE Emerging Markets ETF
Aggregate Principal Amount:	$ 5,000,000. We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Issue Price:	$1,000 per Note
Stated Principal Amount	$1,000 per Note
Strike Date:	April 10, 2025
Pricing Date:	April 11, 2025
Original Issue Date:	April 16, 2025 (3 Business Days after the Pricing Date)
Valuation Date:	April 11, 2028, subject to postponement as described in the accompanying product supplement.
Maturity Date:	April 17, 2028, which may be postponed if the Valuation Date is postponed as described in the accompanying product supplement.
Underlying:	The Vanguard FTSE Emerging Markets ETF. Please see “The Underlying” below.
Payment at Maturity:
If the Final Value is greater than or equal to the Initial Value, you will receive for each Note that you hold a Payment at Maturity equal to:  Stated Principal Amount × (1+ Participation Rate × Underlying Return).

If the Final Value is less than the Initial Value but greater than or equal to the Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is equal to the Stated Principal Amount

If the Final Value is less than the Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note that will equal:
Stated Principal Amount × (1+ Underlying Return).
In this scenario the Payment at Maturity will be less than the Stated Principal Amount you could lose a significant portion or all of your investment.
Participation Rate:	140.00%
Underlying Return:
Initial Value:	$41.94, which was the ETF Closing Price of the Underlying on the Strike Date.
Final Value:	The ETF Closing Price of the Underlying times the Adjustment Factor on the Valuation Date .
Adjustment Factor:	Initially 1.0, subject to adjustment for certain events affecting the Underlying. See “—Antidilution Adjustments for Exchange Traded Funds” in the accompanying product supplement.
Threshold Value:	$33.55 (80% of the Initial Value, rounded to two decimal places).
Redemption:	Not applicable
Specified Currency:	U.S. dollars
CUSIP/ISIN:	47233YHG3 / US47233YHG35
Book-entry or Certificated Note:	Book-entry
Business Day	New York
Agent:	Jefferies LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc. See “Supplemental Plan of Distribution.”
Calculation Agent:	Jefferies Financial Services, Inc., a wholly owned subsidiary of Jefferies Financial Group Inc.
Trustee:	The Bank of New York Mellon
Estimated value on the Pricing Date:	$978.70 per Note. Please see “The Notes” below.
Use of Proceeds:	General corporate purposes
Listing:	None
Conflict of Interest:
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the notes being offered hereby.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interest and will be conducted in accordance with the requirements of Rule 5121.  See “Conflict of Interest.”

The Notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness.
Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this pricing supplement.
	PER NOTE	TOTAL
Public Offering Price	100.00%	$5,000,000
Underwriting Discounts and Commissions	0.60%	$30,000
Proceeds to Jefferies Financial Group Inc. (Before Expenses)	99.40%	$4,970,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus or prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
As used in this pricing supplement, “we,” “us” and “our” refer to Jefferies Financial Group Inc., unless the context requires otherwise.
We will deliver the Notes in book-entry form only through The Depository Trust Company on or about April 16, 2025 against payment in immediately available funds.

Jefferies
Pricing supplement dated April 11, 2025.
You should read this pricing supplement together with the related product supplement, prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you decide to invest.
Product Supplement no. 1 dated May 18, 2023       Prospectus supplement dated May 12, 2023 and Prospectus dated May 12, 2023

PAGE
PRICING SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this pricing supplement or the accompanying product supplement, prospectus or prospectus supplement is accurate as of any date later than the date on the front of this pricing supplement.

PS-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Annual Report on Form 10-K for the fiscal year ended November 30, 2024 filed with the U.S. Securities and Exchange Commission, or the SEC, on January 28, 2025 (the “Annual Report on Form 10-K”) and in our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2025 filed with the SEC on April 9, 2025. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

PS-ii

THE NOTES
The Notes are senior unsecured obligations of Jefferies Financial Group Inc.  The Aggregate Principal Amount of the Notes is $5,000,000.  The Notes will mature on April 17, 2028.  The Notes will pay no interest and have the terms described in the accompanying product supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, if the Underlying has appreciated in value, investors will receive the Stated Principal Amount of their investment plus 140.00% of the upside performance of the Underlying.  If the Underlying has depreciated in value, but the Underlying has not declined below the Threshold Value, investors will receive the Stated Principal Amount. However, if the Underlying has declined below the Threshold Value, investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value from the Initial Value. Investors may lose up to 100% of the Stated Principal Amount of the Notes.  For more information on the Payment at Maturity please see “Summary of Terms” on the cover page of this pricing supplement.  All payments on the Notes are subject to our credit risk.  The Notes are issued as part of our Series A Global Medium-Term Notes program.
The Stated Principal Amount of each Note is $1,000.  The Issue Price will equal 100% of the Stated Principal Amount per Note.  This price includes costs associated with issuing, selling, structuring and hedging the Notes, which are borne by you, and, consequently, the estimated value of the Notes on the Pricing Date is less than the Issue Price.  We estimate that the value of each Note on the Pricing Date is $978.70 per Note.
If the Maturity Date occurs on a day that is not a Business Day, then the payment owed on such date will be postponed until the next succeeding Business Day, and no interest will accrue as a result of such delay.
Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement or prospectus, as applicable.  If the terms described herein are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described herein shall control.
Valuation of the Notes
Jefferies LLC calculated the estimated value of the Notes set forth on the cover page of this pricing supplement based on its proprietary pricing models at that time. Jefferies LLC’s proprietary pricing models generated an estimated value for the Notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Notes (the “derivative component”). In calculating the estimated value of the derivative component, Jefferies LLC estimated future cash flows based on a proprietary derivative-pricing model that is in turn based on various inputs, including the factors described under “Risk Factors—The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models” below. These inputs may be market-observable or may be based on assumptions made by Jefferies LLC in its discretionary judgment. Estimated cash flows on the bond and derivative components were discounted using a discount rate based on our internal funding rate.
The estimated value of the Notes is a function of the terms of the Notes and the inputs to Jefferies LLC’s proprietary pricing models.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modification to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains leverage, model changes may cause a larger impact on the estimated value of that note than on a similar note without such leverage.
For an initial period following the issuance of the Notes (the “Temporary Adjustment Period”), the value that will be indicated for the Notes on any brokerage account statements prepared by Jefferies LLC or its affiliates (which value Jefferies LLC may also publish through one or more financial information vendors) will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents amounts which may include, but are not limited to, profits, fees, underwriting discounts and commissions and hedging and other costs expected to be paid or realized by Jefferies LLC or its affiliates, or other unaffiliated brokers or dealers, over the term of the Notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the Temporary Adjustment Period.
The relationship between the estimated value on the Pricing Date and the secondary market price of the Notes
The price at which Jefferies LLC purchases the Notes in the secondary market, absent changes in market conditions, including those related to interest rates and the Underlying, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that Jefferies LLC would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.
Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.

HOW THE NOTES WORK
The table below presents examples of hypothetical Payments at Maturity on the Notes over a range of hypothetical Underlying Returns of the Underlying.  The examples below are for purposes of illustration only and do not take into account any tax consequences from investing in the Notes.  The actual Payment at Maturity will depend on the actual Underlying Return of the Underlying determined on the Valuation Date.  For recent historical performance of the Underlying, please see “The Underlying” section below.  The Final Value will not include any income generated by dividends paid on the Underlying, which you would otherwise be entitled to receive if you invested in the Underlying directly.  In addition, the Payment at Maturity is subject to our credit risk.
The table below is based on the following terms:
Stated Principal Amount:	$1,000 per Note.
Upside Participation Rate:	140.00%
Threshold Value:	80% of the Initial Value

Underlying Return	Payment at Maturity per Note(1)	Return on the Notes(2)
-100.000%	$0.00	-100.000%
-50.000%	$500.00	-50.000%
-40.000%	$600.00	-40.000%
-30.000%	$700.00	-30.000%
-20.010%	$799.90	-20.010%
-20.000%(3)	$1,000.00	0.000%
-10.000%	$1,000.00	0.000%
-5.000%	$1,000.00	0.000%
0.000%	$1,000.00	0.000%
2.000%	$1,028.00	2.800%
5.000%	$1,070.00	7.000%
10.000%	$1,140.00	14.000%
25.000%	$1,350.00	35.000%
50.000%	$1,700.00	70.000%

(1)	The Payment at Maturity per Note shown in the table above is rounded to two decimal places for ease of display.
(2)	The “Return on the Notes” shown in the table above is rounded to three decimal places for ease of display.
(3)	This hypothetical Underlying Return corresponds to the Threshold Value.

RISK FACTORS
In addition to the other information contained and incorporated by reference in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement, including the section entitled “Risk Factors” in our Annual Report on Form 10‑K, you should consider carefully the following factors before deciding to purchase the Notes.
Structure-related Risks
The Notes do not pay interest.  You may lose a significant portion or all of your investment.
The terms of the Notes differ from those of ordinary debt securities in that the Notes do not pay interest or provide for a fixed principal repayment amount on the Notes at maturity.  If the Final Value is less than the Threshold Value, you will receive for each Note that you hold a Payment at Maturity that is less than the Stated Principal Amount of each Note.  In this case investors will lose 1% of the Stated Principal Amount for every 1% decline in the Final Value below the Initial Value.  Investors may lose up to 100% of the Stated Principal Amount of the Notes.
The amount payable on the Notes is not linked to the value of the Underlying at any time other than the Valuation Date.
The Final Value will be based on the ETF Closing Price times the Adjustment Factor on the Valuation Date, subject to postponement for non-Trading Days and Certain Market Disruption Events as described in the accompanying product supplement.  Even if the value of the Underlying appreciates prior to the Valuation Date but then drops below the Threshold Value by the Valuation Date, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying prior to such drop.  Although the actual value of the Underlying on the Maturity Date or at other times during the term of the Notes may be higher than the ETF Closing Price times the Adjustment Factor on the Valuation Date, the Payment at Maturity will be based solely on the ETF Closing Price times the Adjustment Factor on the Valuation Date.
The Notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Notes.
You are dependent on our ability to pay all amounts due on the Notes at maturity and therefore you are subject to our credit risk.  If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Notes prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Notes.
Valuation- and Market-related Risks
The market price of the Notes will be influenced by many unpredictable factors.
Several factors, many of which are beyond our control, will influence the value of the Notes in the secondary market and the price at which Jefferies LLC may be willing to purchase or sell the Notes in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the Underlying, interest and yield rates in the market, time remaining until the Notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or equities markets generally and which may affect the Final Value of the Underlying and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the Underlying may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “The Underlying” below.  You may receive less, and possibly significantly less, than the Stated Principal Amount per Note if you try to sell your Notes prior to maturity.
The estimated value of the Notes on the Pricing Date, based on Jefferies LLC proprietary pricing models at that time and our internal funding rate, will be less than the Issue Price.
The difference is attributable to certain costs associated with selling, structuring and hedging the Notes that are included in the Issue Price.  These costs include (i) the selling concessions paid in connection with the offering of the Notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Notes and (iii) the expected profit (which may be more or less than actual profit) to Jefferies LLC or other of our affiliates in connection with hedging our obligations under the Notes.  These costs adversely affect the economic terms of the Notes because, if they were lower, the economic terms of the Notes would be more favorable to you.  The economic terms of the Notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Notes.  See “The estimated value of the Notes would be lower if it were calculated based on our secondary market rate” below.

The estimated value of the Notes was determined for us by our subsidiary using proprietary pricing models.
Jefferies LLC derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models at that time.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying.  Jefferies LLC’s views on these inputs and assumptions may differ from your or others’ views, and as an agent in this offering, Jefferies LLC’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Notes.  Moreover, the estimated value of the Notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Notes for other purposes, including for accounting purposes.  You should not invest in the Notes because of the estimated value of the Notes.  Instead, you should be willing to hold the Notes to maturity irrespective of the initial estimated value.
Since the estimated value of the Notes is a function of the underlying assumptions and construction of Jefferies LLC’s proprietary derivative-pricing model, modifications to this model will impact the estimated value calculation.  Jefferies LLC’s proprietary models are subject to ongoing review and modification, and Jefferies LLC may change them at any time and for a variety of reasons.  In the event of a model change, prior descriptions of the model and computations based on the older model will be superseded, and calculations of estimated value under the new model may differ significantly from those under the older model.  Further, model changes may cause a larger impact on the estimated value of a note with a particular return formula than on a similar note with a different return formula.  For example, to the extent a return formula contains a Participation Rate of greater than 100%, model changes may cause a larger impact on the estimated value of that note than on a similar note without such Participation Rate.
The estimated value of the Notes would be lower if it were calculated based on our secondary market rate.
The estimated value of the Notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Notes.  Our internal funding rate is generally lower than our secondary market rate, which is the rate that Jefferies LLC will use in determining the value of the Notes for purposes of any purchases of the Notes from you in the secondary market.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the interest that is payable on the Notes.
Because there is not an active market for traded instruments referencing our outstanding debt obligations, Jefferies LLC determines our secondary market rate based on the market price of traded instruments referencing our debt obligations, but subject to adjustments that Jefferies LLC makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our creditworthiness as adjusted for discretionary factors such as Jefferies LLC’s preferences with respect to purchasing the Notes prior to maturity.
The estimated value of the Notes is not an indication of the price, if any, at which Jefferies LLC or any other person may be willing to buy the Notes from you in the secondary market.
Any such secondary market price will fluctuate over the term of the Notes based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Notes than if our internal funding rate were used.  In addition, any secondary market price for the Notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the Notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Notes will be less than the Issue Price.
The Notes will not be listed on any securities exchange and secondary trading may be limited.
The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  Jefferies LLC may, but is not obligated to, make a market in the Notes and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Since other broker-dealers may not participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies LLC is willing to transact.  If, at any time,

Jefferies LLC were to cease making a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.
Conflict-related Risks
The Calculation Agent, which is a subsidiary of ours, will make determinations with respect to the Notes.
As Calculation Agent, Jefferies Financial Services, Inc. will determine the Initial Value, will determine the Final Value and will calculate the amount of cash you receive at maturity.  Moreover, certain determinations made by Jefferies Financial Services, Inc., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events, changes to the Adjustment Factor or calculation of the Final Value in the event of a Market Disruption Event or discontinuance of the Underlying.  These potentially subjective determinations may adversely affect the payout to you at maturity.  For further information regarding these types of determinations, see “Description of Notes—Postponement of a Valuation Date” and “—Calculation Agent” and related definitions in the accompanying product supplement.
Our trading and hedging activities may create conflicts of interest with you.
We or one or more of our subsidiaries, including Jefferies LLC, may engage in trading activities related to the Notes that are not for your account or on your behalf.  We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the Notes.  We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.  These trading and hedging activities may present a conflict of interest between your interest as a holder of the Notes and the interests we and our subsidiaries may have in our proprietary accounts, in facilitating transactions for our customers, and in accounts under our management.
Underlying-related Risks
Investing in the Notes is not equivalent to investing in the Underlying.
Investing in the Notes is not equivalent to investing in the Underlying or the securities represented by the Underlying.  As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying.
Historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Notes.
The actual performance over the term of the Notes of the Underlying as well as any payment on the Notes may bear little relation to the historical performance of the Underlying.  The future performance of the Underlying may differ significantly from its historical performance, and no assurance can be given as to the value of the Underlying during the term of the Notes.  It is impossible to predict whether the value of the Underlying will rise or fall.  We cannot give you assurance that the performance of the Underlying will not adversely affect any payment on the Notes.
You must rely on your own evaluation of the merits of an investment linked to the Underlying.
In the ordinary course of their businesses, we or our subsidiaries may have expressed views on expected movements in the Underlying or the securities represented by the Underlying, and may do so in the future.  These views or reports may be communicated to our clients and clients of our subsidiaries.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the Underlying may at any time have views that are significantly different from ours or those of our subsidiaries.  For these reasons, you should consult information about the Underlying or the securities represented by the Underlying from multiple sources, and you should not rely on the views expressed by us or our subsidiaries.
Neither the offering of the Notes nor any views which we or our subsidiaries from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.
Adjustments to the Underlying or its Underlying Index could adversely affect the value of the Notes.
The investment advisor of the Underlying (the “Investment Advisor”) and the index sponsor of the underlying index of the Underlying (the “Underlying Index”) may add, delete or substitute the securities represented by the Underlying or Underlying Index or make other methodological changes that could change the value of the Underlying or Underlying Index, respectively.  The Investment Advisor may discontinue or suspend calculation or publication of the Underlying at any time.  In these circumstances, the Calculation Agent will calculate the value of the Underlying by reference to the Underlying Index. If the Underlying Index is discontinued, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Underlying Index and is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates.  If the Calculation Agent determines that there is no appropriate successor index, the Payment at Maturity on the Notes will be an amount based on the closing prices at maturity of the securities included in the Underlying Index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to discontinuance of the Underlying Index.
The performance and market price of the Underlying, particularly during periods of market volatility, may not correlate with the performance of its Underlying Index, the performance of the component securities of the Underlying Index or the net asset value per share of the Underlying.
ETFs generally do not fully replicate their applicable Underlying Index and may hold securities that are different than those included in their applicable Underlying Index. In addition, the performance of an ETF will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of an ETF and its Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying an ETF may impact the variance between the performance of such ETF and its Underlying Index. Finally, because the shares of an ETF are traded on an exchange and are subject to market supply and investor demand, the market price of one share of an ETF may differ from the net asset value per share of such ETF.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying an ETF may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of an ETF may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of such ETF, and their ability to create and redeem shares of such ETF may be disrupted. Under these circumstances, the market price of an ETF may vary substantially from the net asset value per share of such ETF or the level of its Underlying Index.

For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index, the performance of the component securities of its Underlying Index or the net asset value per share of the Underlying. Any of these events could materially and adversely affect the price of the Underlying and, by extension, adversely affect the value of the Notes. Additionally, if market volatility or these events were to occur on the Valuation Date with respect to the Underlying, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a Market Disruption Event to occur, and such determination would affect the payment at maturity of the Notes. If the Calculation Agent determines that no Market Disruption Event has taken place, the Payment at Maturity would be based solely on the ETF Closing Price per share of the ETF on the Valuation Date, even if the ETF is underperforming its Underlying Index or the component securities of its Underlying Index and/or trading below the net asset value per share of the ETF.

The Underlying is subject to special risks associated with the ability to invest in China A Shares

The value of your Notes is linked to the Underlying, which seeks to track the performance of an underlying index that has exposure to China A shares. China A shares, which are shares of mainland Chinese companies that are traded locally on the Shanghai and Shenzhen stock exchanges, are subject to various evolving investment limitations. These limitations include certain restrictions on the amount of China A shares available to be purchased, on the method by which such China A shares may be purchased and on the return of profits on China A shares so purchased. Due to these limitations, it is possible that the Underlying may not be able to satisfy its China A share investment needs and may need to seek alternate methods of exposure to China A shares, including by purchasing other classes of securities or depositary receipts or by using derivatives. Any of these options could negatively impact the Underlying’s ability to achieve a high degree of correlation with the return of the underlying index and could increase the Underlying’s tracking error relative to the underlying index.

The Notes are subject to foreign currency exchange risk.
The Underlying tracks securities traded outside of the United States. The price of the Underlying will depend upon the values of these securities, which will in turn depend in part upon changes in the value of the currencies in which the securities tracked by the Underlying are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities tracked by the Underlying are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the price of the Underlying will be adversely affected and the value of the Underlying may decrease.

The Notes are subject to risks associated with foreign securities markets.
The Underlying includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Underlying may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
There are risks associated with emerging markets.
An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.
The antidilution adjustments the Calculation Agent is required to make do not cover every event that could affect the Underlying.

The Calculation Agent will adjust the amount payable at maturity for certain events affecting the Underlying. However, the Calculation Agent will not make an adjustment for every event that could affect the Underlying. If an event occurs that does not require the Calculation Agent to adjust the amount payable at maturity, the market price of the Notes may be materially and adversely affected.

Tax-related Risks
The tax consequences of an investment in your Notes are uncertain
The tax consequences of an investment in your Notes are uncertain, both as to the timing and character of any inclusion in income in respect of your Notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your Notes, and any such guidance could adversely affect the value and the tax treatment of your Notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – U.S. Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Notes in your particular circumstances.

Your Notes may be subject to the constructive ownership rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your Notes. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

THE UNDERLYING
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by The Vanguard Group, Inc. (“Vanguard”), the Investment Advisor of the Vanguard FTSE Emerging Markets ETF.  The Investment Advisor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying.  The consequences of the Investment Advisor discontinuing publication of the Underlying are discussed in “Description of the Notes—Discontinuance of any Underlying or Basket Component; Alteration of Method of Calculation” in the accompanying product supplement.  None of us, the Calculation Agent, or Jefferies LLC accepts any responsibility for the calculation, maintenance or publication of the Underlying, its Underlying Index or any successor index.  None of us, the Calculation Agent, Jefferies LLC or any of our other affiliates makes any representation to you as to the future performance of the Underlying.  You should make your own investigation into the Underlying.
The Vanguard FTSE Emerging Markets ETF
The Vanguard FTSE Emerging Markets ETF is an investment portfolio of Vanguard International Equity Index Funds (the “Vanguard International Trust”). Vanguard is the investment adviser to the Vanguard FTSE Emerging Markets ETF. The Vanguard FTSE Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “VWO.”

The Vanguard FTSE Emerging Markets ETF seeks to track, before fees and expenses, the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The benchmark index is currently the FTSE Emerging Markets All Cap China A Inclusion Index (the “Emerging Markets Index”).
The Vanguard FTSE Emerging Markets ETF employs an indexing investment approach designed to track the Emerging Markets Index. The Vanguard FTSE Emerging Markets ETF invests by sampling the Emerging Markets Index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the Emerging Markets Index in terms of key characteristics. These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield. The Vanguard FTSE Emerging Markets ETF is subject to index sampling risk, which is the chance that the securities selected for the Vanguard FTSE Emerging Markets ETF, in the aggregate, will not provide investment performance matching that of the Emerging Markets Index. In addition, the Vanguard FTSE Emerging Markets ETF has operating expenses and transaction costs while the Emerging Markets Index does not.
The FTSE Emerging Markets All Cap China A Inclusion Index
The Emerging Markets Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization companies in emerging markets. The Emerging Markets Index was launched on June 5, 2015, with a base date of December 30, 2005 and a base value of 1,000. The Emerging Markets Index is currently composed of securities from 24 different countries.

The Emerging Markets Index applies the same methodology as the FTSE Emerging Markets Index, except that the Emerging Markets Index includes small-capitalization stocks and China A-shares at a weighting equivalent to the aggregate qualified foreign institutional investor (“QFII”) and/or Renminbi QFII (“RQFII”) approved quota for international investors. China A-shares, which are securities of Chinese- incorporated companies that trade on either the Shanghai or Shenzhen stock exchange, are quoted in Renminbi and can be traded only either by residents of the People’s Republic of China or under the QFII or RQFII rules and stock connect schemes. The China A-shares weighting will increase as total QFII and RQFII allocations increase. A built-in mechanism ensures that the allocation of China A-shares is adjusted proportional to the changes in the approved quota and is in line with the accessibility available to international investors.

The FTSE Emerging Markets Index

The FTSE Emerging Markets Index is included in the FTSE Global Equity Index Series. The FTSE Global Equity Index Series covers securities in 48 different countries. It attempts to represent every equity and sector relevant to international investors’ needs and has a modular structure. The universe is divided into Developed, Advanced Emerging and Secondary Emerging segments, with indexes calculated at regional, national and sector level. The FTSE Emerging Markets Index is the aggregate of the Advanced and Secondary Emerging segments of the FTSE Global Equity Index Series universe.

Country Inclusion Criteria
FTSE classifies countries included in its global indices into one of three categories: Developed, Advanced Emerging and Secondary Emerging. FTSE maintains a set of criteria to assess market status and minimum standards for each category for countries and markets to achieve in order to be eligible for that category. The minimum standards increase from Secondary Emerging to Advanced Emerging and from Advanced Emerging to Developed. A country will be classified under the category with the highest standards that it meets. FTSE conducts an annual review of all countries included in its global indices and those being considered for inclusion. A country’s classification as Developed, Advanced Emerging or Secondary Emerging is dependent on the following criteria:
•
Market and regulatory environment: formal stock market regulatory authorities actively monitor the market; fair and non-prejudicial treatment of minority shareholders; no or selective incidence of foreign ownership restrictions; no objection to or significant restrictions or penalties applied to the investment of capital or the repatriation of capital and income; no or simple registration process for foreign investors.

•	Foreign exchange market: developed foreign exchange market.
•
Equity market: sufficient competition to ensure high-quality broker services; implicit and explicit costs to be reasonable and competitive; stock lending permitted; short sales permitted; developed derivatives market; off-exchange transactions permitted; efficient trading mechanism; market depth information/visibility and timely trade reporting process.

•
Custody and settlement: rare incidence of failed trades in settlement; settlement cycle; central securities depositary; central counterparty clearing house; free delivery available; sufficient competition to ensure high-quality custodian services; account structure operating at the custodian level (securities and cash).

Once a country has met the required standards, it will be eligible for inclusion in the FTSE Global Equity Index Series. However, for a country index to be constructed and included in the FTSE Global Equity Index Series, a minimum of 5 companies must pass the securities eligibility criteria and screens for index inclusion. An existing country index will remain in the FTSE Global Equity Index Series while any eligible constituents representing the country remain within the index. On the deletion of the last constituent, the country will continue to be eligible, but the country index will be immediately removed from the FTSE Global Equity Index Series and will only be reconsidered for index inclusion if it meets the minimum requirement of 3 eligible companies.
FTSE Russell conducts an annual review of all countries included in its global indices and those being considered for possible inclusion. Countries already in the indices will be assessed against the minimum standards for each category and prior to any reclassification or removal from the index will be placed on a watch-list. Countries not in the index will be assessed against the minimum standards for each category and, if appropriate, will be added to the watch list for possible future inclusion to one of the categories. In conducting the annual review, FTSE Russell will consult the FTSE Russell Country Classification Advisory Committee. In March and September of each year, FTSE will publish a watch list of countries being monitored for possible promotion or demotion. FTSE Russell releases the results of its annual review in September of each year. FTSE Russell will normally give at least six months’ notice before changing the classification of any country. Countries may be added to the indices at any time after a prior announcement. New regional indices may be added at any time after a prior announcement.
Companies in the newly added countries will be reviewed in line with the relevant semi-annual regional review and any changes implemented after a prior announcement.
Determining Nationality
A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, FTSE Russell will allocate the company to that country. In all other circumstances, FTSE Russell will base its decision on an assessment of various factors including, but not necessarily limited to, the following:
•	The investor protection regulations present in the country of incorporation;
•	The country in which the company is domiciled for tax purposes;
•	The location of its factors of production;
•	The location of its headquarters;

•	The location of company meetings;
•	The composition of its shareholder base;
•	The membership of its board of directors;
•	The currency denomination of the company’s shares;
•	The perception of investors.
If a company is incorporated in a country, has a listing in that country and listings in other countries, FTSE Russell will normally assign the company to the country of incorporation. If the company fails FTSE Russell’s liquidity test in the country of incorporation, FTSE Russell may assign the company to the country which exhibits the greatest liquidity. However, save for certain exceptions, a company incorporated in a country other than a developed country (as classified in the FTSE Global Equity Index Series) may not be assigned to a developed country. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, FTSE Russell will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by FTSE Russell. For companies incorporated in approved low taxation countries, FTSE Russell will normally assign the company to the developed country with the greatest liquidity. The country allocation of the FTSE Emerging Markets Index constituents may be reassessed at any time at the FTSE Russell’s discretion.
Eligible Securities
Ineligible securities include those whose business is that of holding equity and other investments, those of Limited Liability Partnerships, Limited Partnerships, Master Limited Partnerships, Limited Liability Companies and Business Development Company, and a stapled unit if it comprises an eligible security and a non-eligible security, and convertible preference shares and loan stocks until converted. Shares that have been listed but do not form part of a company’s current issued share capital, such as treasury shares and shares pending issuance to an employee scheme, will be excluded from the full market capitalization calculation.
Securities that are subject to surveillance by the stock exchanges and have been assigned to any of the following segments will not be eligible for index inclusion. Where an existing constituent is assigned to an ineligible segment, it will normally be deleted from the FTSE Emerging Markets Index at the next quarterly review and it will only be reconsidered for index inclusion after a period of 12 months from its deletion subject to it no longer being under surveillance. For the purposes of the index eligibility, it will be treated as a new issue.
Country	Exchange	Segment
China	Shanghai Stock Exchange Shenzhen Stock Exchange	Special Treatment (ST)
Greece	Athens Stock Exchange	Under Surveillance Special Segment
India	Bombay Stock Exchange National Stock Exchange of India	Graded Surveillance Measure (GSM)
Malaysia	Bursa Malaysia	PN17
Poland	Warsaw Stock Exchange	Alert List
Singapore	Singapore Exchange	Watchlist
South Korea	Korea Exchange	Administrative Issues
Taiwan	Taiwan Stock Exchange	Altered Trading Method (ATM)
Thailand	Stock Exchange of Thailand	Companies facing possible delisting according to No. 9(6) of SET’s Regulations on Delisting of Securities
Turkey	Borsa Istanbul	Watchlist

UAE	Abu Dhabi Securities Exchange Dubai Financial Market	Category B Screen
Securities that are assigned to the above segments after the review announcement date but before the FTSE Emerging Markets Index review effective date are assessed on a case-by-case basis which may generally result in scheduled FTSE Emerging Markets Index review additions, investability weight and shares in issue changes no longer being implemented at the forthcoming review.
Trading Screens
Existing and non-constituent securities that have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad- hoc market holidays, and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. Please note:
•	All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate);
•	Ad-hoc non-standard trading days will not be incorporated within the calculation (e.g. ad-hoc Saturday trading will not be considered);
•
Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation (e.g. Market ABC has 253 available trading days for the annual period to the review cut-off date; therefore the security would not be eligible if for 23.7% (60/253) or more of its available trading days since listing, it did not trade);

•
A security which has been removed from an index as a result of this screen will only be re- considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

Index Calculation
The FTSE Emerging Markets Index is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the FTSE Emerging Markets Index is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each component stock, times (ii) the number of shares issued for each such component, times (iii) a free float factor for each such component, and (b) the denominator of which is a divisor that represents the total market capitalization of the constituent stocks of the FTSE Emerging Markets Index on the base date. To ensure continuity, the divisor is adjusted when a capital change takes place. The price of each component stock and the total market capitalization as of the base date are converted into U.S. dollar equivalents using the relevant exchange rates as of the applicable dates. In calculating the net total return index, dividends are reinvested across the index on the ex-dividend date, net of withholding taxes. The index uses actual closing mid-market or last trade prices, where available, for securities with local exchange quotations.
Free Float and Multiple Lines Adjustments
Free Float: The FTSE Global Equity Index Series is adjusted for free float and foreign ownership limits. Free float restrictions include:
•	Shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments).
•	Shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated.*
•	Shares held within employee share plans.
•	Shares held by public companies or by non-listed subsidiaries of public companies.

•	All shares where the holder is subject to a lock-in clause (for the duration of that clause).**
•	All shares where the holder has a stated incentive to retain the shares (e.g. bonus shares paid if holding is retained for a set period of time).**
•
Shares held by an investor, investment company or an investment fund for strategic reasons as evidenced by specific statements to that effect in publicly available announcements, has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors, or has nominated a current member to the board of directors alongside a shareholder agreement with the company.

•	Shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.
* For the analysis of U.S. company free float, holdings of options, warrants and convertibles will be removed from the officer and director holdings when those shares are provided in summed format within the footnotes of the SEC filings. Where FTSE Russell determines that a company is being excluded from index membership solely on the basis of the minimum float requirement, FTSE Russell will use the best available information contained in the SEC filings to determine the free float.
** Free float changes resulting from the expiry of a lock-in or incentive will be implemented at the next quarterly review subject to the lock-in or incentive expiry date occurring on or prior to the share and float change information cut-off date.
Holdings that are not considered as restricted free float include portfolio holdings, nominee holdings, holdings by investment companies and ETFs. If in addition to the above restricted holdings, the company’s shareholders are subject to legal restrictions, including foreign ownership restrictions, that are more restrictive, the legal restriction will be considered a free float restriction. While shares disclosed as being held by a nominee account are typically regarded as free float, if a restricted shareholder (as described above) is identified as holding shares through a nominee account, then that portion of shares will be restricted. If a company changes its foreign ownership restriction, the change will be implemented at the subsequent quarterly review.
Free float is calculated using available published information rounded to 12 decimal places. Except where the investable market capitalization of the security exceeds 10 times the regional inclusion percentage level, securities with a free float of 5% or below are not eligible for inclusion in the FTSE Emerging Markets Index.
The FTSE Global Equity Index Series will be periodically reviewed for changes in free float.
Multiple Lines: Where there are multiple lines of equity capital in a company, all are included and priced separately, provided that they pass index eligibility screens in their own right and all partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.
Liquidity
Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume.
Liquidity will be calculated for the March review from the first business day of January to the last business day of December of the previous year and for the September review from the first business day of July of the previous year to the last business day of June. When calculating the median of daily trading volume of any security for a particular month, a minimum of five trading days in that month must exist, otherwise the month will be excluded from the test.
For each month, the daily trade total for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cutoff date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. For newly eligible securities where the testing period is less than 12 months, the liquidity test will be applied on a pro-rata basis.
Liquidity Thresholds:
•	An existing constituent which, based on its median daily trading volume per month does not turnover at least

0.04% of its shares in issue (after the application of any free float weightings*) for at least eight of the twelve months prior to a full market review will be removed from the FTSE Global Equity Index Series. If an existing constituent fails this test, then that existing constituent will be subject to a further test whereby the last 6 months of the testing period will be assessed on a pro-rata basis. If the existing constituent passes at least 4 out of the last 6 months (equating to 8 out of 12 months on a pro-rata basis), it will be considered to have passed the liquidity test.
•
A non-constituent which, based on its median daily trading volume per month, does not turnover at least 0.05% of its shares in issue (after the application of any free float weightings*) for at least ten of the twelve months prior to a full market review will continue to be excluded from the FTSE Global Equity Index Series.

•
New issues that do not have a twelve-month trading record must have a minimum three-month trading record when reviewed. They must turnover at least 0.05% of their shares in issue (after the application of any free float weightings)* based on their median daily trading volume each month, on a pro-rata basis since listing. This rule will not apply to new issues added under the Fast Entry Rule. Newly eligible securities will be treated as new issues and liquidity will be tested from the date of eligibility. Trading records prior to this date will generally not be taken into account.

In assessing liquidity, data will be aggregated from trading volume in the country in which the company is classified by FTSE Russell and from any other trading venues, as approved by FTSE Russell, operating in a similar time zone. In the event that a company fails the liquidly test based on its underlying shares, and the company has an equivalent Depositary Receipt (“DR”), then the DR may be considered for inclusion in the FTSE Emerging Markets Index if it passes the liquidity test in its own right and is traded on an exchange within the similar regional time-zone to where the underlying shares are listed.
Where the DR has been included it will remain in the FTSE Emerging Markets Index until such a time it either fails the liquidity test or the underlying share pass the liquidity test for two future consecutive reviews.
The above percentage figures may be adjusted by up to 0.01% at a market review so that, in FTSE Russell’s opinion, the FTSE Emerging Markets Index better reflects the liquid investable market of the region. This discretion may only be exercised across the whole of a region and may not be applied to individual securities or countries.
* When testing liquidity, the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.
Periodic Review of Index Constituents
Countries are usually reviewed semi-annually in March and September, on a region by region basis, based on data as at the close of business on the last business day of December and June (where the last business day of the month falls on a Saturday or Sunday for any individual countries, data will be taken as at close of the last business day before Saturday). Any constituent changes resulting from the periodic review will be implemented after the close of business on the third Friday (i.e., effective the following Monday) of March and September. The review process is designed to reflect market movements since the previous review and to minimize turnover. As of the March 2019 semi-annual review, the different China Share classes will be reviewed as a standalone region. China A Shares that passed the March 2019 semi-annual index eligibility criteria were added to the FTSE Global Equity Index Series in June 2019, subject to them continuing to be available on the Northbound China Stock Connect Scheme Buy- and-Sell List.
In order to determine which companies are included in the FTSE Emerging Markets Index, first the 100% regional universe is defined by ranking all companies in each Regional Universe by their full market capitalization. Companies are then ranked by full market capitalization (companies that are capped will be ranked based on their capped market capitalization) in descending order, and the top 98% by weight of the regional universe is selected as the Index Universe. Investability weights are assigned to all companies in accordance with the free float rules, the multiple lines rule is applied, all secondary lines which fail are eliminated, and the liquidity rule is applied to all remaining eligible lines of stock. From there, each company is evaluated for inclusion in the FTSE Emerging Markets Index:
To reduce turnover, existing and potential constituents are subject to a series of ‘buffer zones’ to determine the cut-off points between Large, Mid and Small Cap - the buffers are detailed in the table below.

	Turnover Bands (Based on Index Universe)
	Eligible for Inclusion	Eligible For Exclusion
Large Cap	68%	72%
Mid Cap	86%	92%
Small Cap	98%	101%

For companies not currently in the FTSE Index:
•
Companies at or above 68% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage for the respective region by investable market capitalization, will be included in the Large Cap Index for the region under review.

•
Companies ranked below 68%, but within the top 86% of the Index Universe by full market capitalization with a weight greater than 0.04% of the current respective regional All-World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization, will be included in the Mid Cap Index for the region under review.

•
Companies ranked below the top 86%, but within the top 98% of the Index Universe by full market capitalization or have a weight less than 0.04% of the current respective regional All- World Index by full market capitalization, and with a weight greater than the inclusion percentage levels for the respective region by investable market capitalization will be included in the Small Cap Index for the region under review.

For existing FTSE constituents:
•
Existing Large Cap constituents will remain in the Large Cap Index if they fall within the top 72% of the ranking described above. If they are ranked between 72% and 92% of the Index Universe they will move to the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the FTSE Emerging Markets Index.

•
Existing Mid Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 92% of the Index Universe they will remain in the Mid Cap. If they are ranked below 92% of the Index Universe but within the top 101% of the Index Universe, they will move to the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the FTSE Emerging Markets Index.

•
Existing Small Cap constituents will move to the Large Cap if they fall within the top 68% of the ranking described above. If they are ranked between 68% and 86% of the Index Universe by full market capitalization and have a weight greater than 0.04% of the current respective regional All- World Index by full market capitalization they will move to the Mid Cap. If they are ranked below 86% of the Index Universe or have a weight less than 0.04% of the current respective regional All-World Index by full market capitalization, but within the top 101% of the Index Universe, they will remain in the Small Cap. If they are ranked below 101% of the Index Universe by full market capitalization or have a weight less than the exclusion percentage levels for the respective region by investable market capitalization, they will be excluded from the FTSE Emerging Markets Index.

Inclusion and exclusion percentage levels by investable market capitalization for all the regions in the FTSE Global Equity Index Series to determine additions and deletions and other changes in the FTSE Emerging Markets Index are shown below. These percentages are based from the respective regional Small Cap Index. Individual securities will be tested against the relevant regional levels.
Region	For Inclusion (New Stocks)	For Inclusion (Current Stocks)
Asia Pacific ex China ex Japan	0.05%	0.01%
China (A, B, H, N Share, P, Red and S Chip)	0.10%	0.02%
Latin America	0.50%	0.20%
Emerging Europe Middle East & Africa	1.00%	0.20%
In exceptional circumstances where FTSE Russell believes that strict adherence to the inclusion and exclusion levels listed in the above table would produce either excessive turnover at an index review, or an index that inaccurately represented different size segments, FTSE Russell reserves the right to vary the percentage levels.
Fast Entry Rule
Non-constituent securities may be added to the FTSE Index in between semiannual review dates if it meets either of the following:
•
Large Cap inclusion level: Full market capitalization of the smallest company that falls wholly within the top 68% of the Index Universe by full market capitalization of the respective region when ranked according to the procedure outline above under “— Periodic Review of Index Constituents.”

•
Mid Cap inclusion level: Full market capitalization of the smallest company that falls wholly within the top 86% of the Index Universe by full market capitalization of the respective region when ranked according to the procedure outline above under “— Periodic Review of Index Constituents.”

A security with a free float of 5% or below must have an investable market capitalization that exceeds 10 times the regional inclusion percentage level to be eligible for fast entry. These securities will be assigned to the Large Cap index. A security with a free float exceeding 5% must meet both a full market capitalization threshold at company level and an investable market capitalization threshold at security level in order to be eligible for fast entry. The full market capitalization threshold is defined as 1.5 times the Mid Cap inclusion level above. For example, if the 86% Mid Cap inclusion level is $10 billion, the full market capitalization fast entry threshold at company level will be $10 billion multiplied by 1.5, which is $15 billion. The investable market capitalization threshold is defined as 0.5 times the Mid Cap inclusion level. For example, if the 86% Mid Cap inclusion level is $10 billion, the investable market capitalization fast entry threshold at security level will be $10 billion multiplied by 0.5, which is $5 billion.
Where a security passes both the full market capitalization and investable market capitalization test, it will be assigned to the Large Cap index subject to its full market capitalization breaching the Large Cap inclusion level above, otherwise it will be assigned to the Mid Cap index. Only shares offered at the time of the IPO will be included within the investable market capitalization calculation for the purposes of evaluating fast entry eligibility, and if eligible, the offering shares only will be included within the index calculation. When evaluating the investability weight of a potential IPO fast entry, FTSE Russell will restrict all shares that are only available to domestic retail investors. The shares that are only available to domestic retail investors will be evaluated for free float at a subsequent review. Additionally, any incentives to hold the offered shares will render those shares restricted from free float until the incentives have expired. Foreign investors are prohibited from participating in China A IPO’s via the Stock Connect access route; hence China A Share IPO’s will be assessed for index eligibility at the next index review, subjecting to certain meeting requirements. Shares being offered as a greenshoe (over allotment option) and locked-up shares will be excluded from the investable market capitalization calculation and excluded from the index calculation at the time of fast entry.
The fast entry level thresholds will be set at the time of the semiannual reviews in March and September using data at the last trading day in December and June. The fast entry levels thresholds will be adjusted up to February 11 or August 11 (previous trading day’s data will be taken if any of these dates are on a non-trading day), respectively, to reflect the performance of the regional FTSE All Cap Equity Index Series, and will be published by FTSE Russell.
The fast entry level thresholds for each region will be set at the time of the semiannual review in March and September and will be published by FTSE Russell. In June and December the fast entry levels thresholds will be adjusted up to May 11 or November 11 (previous trading day’s data will be taken if any of these dates are on a non-trading day), as appropriate, to reflect the performance of the region in the regional FTSE All Cap Equity Index Series, and an updated figure will be published by FTSE Russell.
Changes to Constituent Companies
Under certain circumstances, companies can be added to the list of constituent stocks outside of a review when meeting certain market capitalization thresholds. Stocks can be deleted from the list of constituents if their market capitalization or weight falls below certain levels, there exists evidence of a change in circumstance regarding investability, or the constituent stock becomes delisted or becomes bankrupt, insolvent or is liquidated. Constituents can also be deleted under certain circumstances involving delisting, suspension or relisting.
If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by another constituent in its own or another country, then the existing constituent is deleted on the effective date of the acquisition. The enlarged company remains a constituent of the same benchmarks within the FTSE Global Equity Index Series as the acquired company.
Mergers between a constituent and non-constituent:
•
Within one country: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in the same country, then the purchasing company is added to the same benchmarks within the FTSE Global Equity Index Series as the acquired company on the effective date of the acquisition, if eligible in all other respects. The existing constituent is deleted on the same date.

•
Cross border: If an existing constituent is acquired for eligible shares (or a combination of eligible shares and cash) by a quoted non-constituent in another country, the acquiring company will be included in its own country index on the effective date of acquisition, providing it is eligible in all other respects. The existing constituent will be deleted on the same date.

Corporate Actions
FTSE Russell applies corporate actions and events to the FTSE Emerging Markets Indices on a daily basis. A company’s index membership and its weight in the index can be impacted by these corporate actions and events. FTSE Russell uses a variety of public sources to determine when an event is final, including a company’s press releases and regulatory filings, local exchange notifications, and official updates from other data providers. Prior to the completion of a corporate event, FTSE Russell estimates the effective date on the basis of the same above sources. As new information becomes available, FTSE Russell may revise the anticipated effective date and the terms of the corporate event, before confirming its effective date.
Depending upon the time an event is determined to be final, FTSE Russell either (1) applies the event before the open on the ex-date or (2) applies the event providing appropriate notice if it is deemed to be “actionable” for passive index managers. The impact of the event and the effective date will be communicated to clients on a regular schedule, via the daily corporate actions and events deliverables.

If FTSE Russell has confirmed the completion of a corporate event, scheduled to become effective subsequent to a rebalance or index review, the event may be implemented in conjunction with the rebalance to limit turnover, providing appropriate notice can be given.
The FTSE Emerging Markets Indices recognize a minimum two day notice requirement for “actionable” corporate event implementation such as mergers and acquisitions. This provides an appropriate window for global managers to receive a notification of intended index treatment and consequently act upon it.
Historical Performance of the Vanguard FTSE Emerging Markets ETF
The following graph sets forth the daily historical performance of the Vanguard FTSE Emerging Markets ETF in the period from January 1, 2018 through the Strike Date.  We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the Underlying is not necessarily indicative of the future performance of the Underlying or what the value of the Notes may be.  Any historical upward or downward trend in the price of the Underlying during any period set forth above is not an indication that the price of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading pattern of the Vanguard FTSE Emerging Markets ETF.

HEDGING
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with one or more of our subsidiaries.  The terms of these hedging arrangements are determined based upon terms provided by our subsidiaries, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes depend in part on the terms of these hedging arrangements.
The hedging arrangements may include hedging related charges, reflecting the costs associated with, and our subsidiaries’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.
For further information, see “Risk Factors” beginning on page PS-4 of this pricing supplement.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.
The following section is the opinion of Sidley Austin LLP, our counsel. In addition, it is the opinion of Sidley Austin LLP that the characterization of the Notes for U.S. federal income tax purposes that will be required under the terms of the Notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
■	a dealer in securities or currencies;
■	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
■	a bank;
■	a life insurance company;
■	a tax exempt organization;
■	a partnership;
■	a regulated investment company;
■	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
■	a common trust fund;
■	a person that owns a Note as a hedge or that is hedged against interest rate risks;
■	a person that owns a Note as part of a straddle or conversion transaction for tax purposes; or
■	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your Notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your Notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the Notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders
This section applies to you only if you are a U.S. Holder that holds your Notes as a capital asset for tax purposes. You are a “U.S. Holder” if you are a beneficial owner of each of your Notes and you are:
■	a citizen or resident of the United States;
■	a domestic corporation;
■	an estate whose income is subject to U.S. federal income tax regardless of its source; or
■
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment
You will be obligated pursuant to the terms of the Notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Notes for all tax purposes as pre-paid derivative contracts in respect of the Underlying. Except as otherwise stated below, the discussion herein assumes that the Notes will be so treated.
Upon the sale, exchange or maturity of your Notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your Notes. Your tax basis in the Notes will generally be equal to the amount that you paid for the Notes. If you hold your Notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your Notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your Notes. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code. If the issuer of the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a PFIC.
No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments
There is no judicial or administrative authority discussing how your Notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service (“IRS”) might assert that a treatment other than that described above is more appropriate. For example, the IRS could treat your Notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the Notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your Notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your Notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your Notes would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and, thereafter, capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
It is also possible that your Notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary income or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
It is possible that the IRS could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Possible Change in Law
On December 7, 2007, the IRS released a notice stating that the IRS and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the Notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the Notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.
Backup Withholding and Information Reporting
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement. Please see the discussion under “United States Federal Taxation — U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your Notes.
Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are the beneficial owner of Notes and are, for U.S. federal income tax purposes:
■	a nonresident alien individual;
■	a foreign corporation; or
■	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.
The term “Non-U.S. Holder” does not include any of the following holders:
■
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

■	certain former citizens or residents of the United States; or
■	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.
We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Code. If the issuer of the Underlying was so treated, certain adverse U.S. federal income tax consequences could possibly apply to a Non-U.S. Holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a USRPHC.
You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus supplement under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” with respect to payments on your Notes at maturity and, notwithstanding that we do not intend to treat the Notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your Notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Federal Taxation — Non-U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective Non-U.S. Holders of the Notes should consult their tax advisors in this regard.
Furthermore, on December 7, 2007, the IRS released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your Notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your Notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon sale, exchange or maturity of your Notes, could be collected via withholding. If these regulations were to apply to the Notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the Underlying during the term of the Notes. We could also require you to make certifications (e.g., an applicable IRS Form W-8) prior to the maturity of the Notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Notes, your Notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for Non-U.S. Holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act
Legislation commonly referred to as “FATCA” generally imposes a gross-basis withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify or supplement these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from a sale or other disposition of obligations that can produce U.S.-source interest or FDAP income as subject to FATCA withholding. However, under recently proposed Treasury regulations, such gross proceeds would not be subject to FATCA withholding. In its preamble to such proposed regulations, the Treasury Department and the IRS have stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued. We will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the potential application of FATCA to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., will act as our Agent in connection with the offering of the Notes.  Subject to the terms and conditions contained in a distribution agreement between us and Jefferies LLC, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes.  We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes.  We or Jefferies LLC will pay various discounts and commissions to dealers of $6.00 per Note depending on market conditions. The Agent may also reject any offer to purchase Notes.
We may also sell Notes to the Agent who will purchase the Notes as principal for its own account.  In that case, the Agent will purchase the Notes at a price equal to the issue price specified on the cover page of this pricing supplement, less a discount.  The discount will equal the applicable commission on an agency sale of the Notes.
The Agent may resell any Notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the Agent received from us.  If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms.
The Agent will sell any unsold allotment pursuant to this pricing supplement from time to time in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of time of sale, prices relating to the prevailing market prices or negotiated prices.
We may also sell Notes directly to investors.  We will not pay commissions on Notes we sell directly.
The Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act.  We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.
If the Agent sells Notes to dealers who resell to investors and the Agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
The Agent is offering the Notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the Notes, and other conditions contained in the distribution agreement, such as the receipt by the Agent of officers’ certificates and legal opinions.  The Agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.  See “Conflict of Interest” below.
The Agent is not acting as your fiduciary or advisor solely as a result of the offering of the Notes, and you should not rely upon any communication from the Agent in connection with the Notes as investment advice or a recommendation to purchase the Notes.  You should make your own investment decision regarding the Notes after consulting with your legal, tax, and other advisors.
We expect to deliver the Notes against payment therefor in New York, New York on April 16, 2025, which will be the third scheduled business day following the initial pricing date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise.  Accordingly, if the initial settlement of the Notes occurs more than one business day from a pricing date, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Jefferies LLC and any of our other broker-dealer subsidiaries may use this pricing supplement, the prospectus and the prospectus supplements for offers and sales in secondary market transactions and market-making transactions in the Notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  Our subsidiaries may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.
Notice to Prospective Investors in the European Economic Area
This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any

person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement may only do so with respect to EEA Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS -– The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the "UK Prospectus Regulation"). This pricing supplement and the accompanying product supplement, prospectus and prospectus supplement have been prepared on the basis that any offer of Notes  in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offering contemplated in this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement may only do so with respect to UK Qualified Investors. Neither the Issuer nor the Agent have authorized, nor do they authorize, the making of any offer of Notes other than to UK Qualified Investors.
PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person  for the purposes of Section 21 of the FSMA.  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)) or who fall within Article 49(2)(a) to (d)  of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement and the accompanying product supplement, prospectus and prospectus supplement or any of their contents.
Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Hong Kong
None of the Notes (except for Notes which are a “structured product” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong)) (the “SFO”) have been offered or sold and will be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the SFO and any rules made under the SFO or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
Notice to Prospective Investors in Singapore
This pricing supplement and the accompanying prospectus supplement and prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act 2001, as amended (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, none of this pricing supplement nor the accompanying prospectus supplement, prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any Notes may be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(i)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Notes except:
(A)
to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)	where no consideration is or will be given for the transfer;

(C)	where the transfer is by operation of law;

(D)	as specified in Section 276(7) of the SFA; or
(E)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Notification under Section 309B(1) of the Securities and Futures Act 2001 of Singapore (“SFA”): For the purposes of the Issuer’s obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are capital markets products other than prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Specified Investment Products (as defined in Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in China
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute a public offer of the Notes, whether by sale or subscription, in the People's Republic of China (the "PRC"). The Notes are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Notes without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to Prospective Investors in Indonesia
This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor a solicitation to buy securities in Indonesia.
Notice to Prospective Investors in Malaysia
No action has been, or will be, taken to comply with Malaysian laws for making available, offering for subscription or purchase, or issuing any invitation to subscribe for or purchase or sale of the Notes in Malaysia or to persons in Malaysia as the Notes are not intended by the issuer to be made available, or made the subject of any offer or invitation to subscribe or purchase, in Malaysia. Neither this document nor any document or other material in connection with the Notes should be distributed, caused to be distributed or circulated in Malaysia. No person should make available or make any invitation or offer or invitation to sell or purchase the Notes in Malaysia unless such person takes the necessary action to comply with Malaysian laws.
Notice to Prospective Investors in the Philippines
Any person claiming an exemption under Section 10.1 of the Securities Regulation Code (“SRC”) (or the exempt transactions) must provide to any party to whom it offers or sells securities in reliance on such exemption a written disclosure containing the following information: (1) The specific provision of Section 10.1 of the SRC on which the exemption from registration is claimed; and (2) The following statement must be made in bold face, prominent type: THE SECURITIES BEING OFFERED OR SOLD HEREIN HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE OF THE PHILIPPINES. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.
Notice to Prospective Investors in South Korea
The Notes have not been registered with the Financial Services Commission of Korea for a public offering in Korea. The Notes have not been and will not be offered, sold or delivered directly or indirectly, or offered, sold or delivered to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except as otherwise permitted under applicable Korean laws and regulations, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. By the purchase of the Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Notes pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Taiwan
The Notes may be made available outside Taiwan for purchase outside Taiwan by Taiwan resident investors, but may not be offered or sold in Taiwan.

Notice to Prospective Investors in Thailand
The pricing supplement and the accompanying prospectus supplement and prospectus have not been approved by the Thailand Securities and Exchange Commission which takes no responsibility for its contents. Nothing in this pricing supplement and the accompanying prospectus supplement and prospectus nor any action of Jefferies Financial Group Inc. or any of its affiliates constitutes or shall be construed as an offer for sale of any securities, or a solicitation to make an offer for sale of any securities in Thailand or a provision of any securities business requiring license under the SEC Act. This pricing supplement and the accompanying prospectus supplement and prospectus is intended to be read by the addressee only and must not be passed to, issued to, or shown to the public generally.

CONFLICT OF INTEREST
Jefferies LLC, the broker-dealer subsidiary of Jefferies Financial Group Inc., is a member of FINRA and will participate in the distribution of the Notes.  Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121.  Jefferies LLC will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.

LEGAL MATTERS
In the opinion of Sidley Austin LLP, as counsel to Jefferies Financial Group Inc., when the Notes offered by this pricing supplement have been executed and issued by Jefferies Financial Group Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Jefferies Financial Group Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated May 12, 2023, which has been filed as Exhibit 5.1 to Jefferies Financial Group Inc.’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 12, 2023.

EXPERTS
The financial statements of Jefferies Financial Group Inc. as of November 30, 2024 and 2023, and for each of the three years in the period ended November 30, 2024, incorporated by reference in this prospectus supplement from Jefferies Financial Group Inc.’s Annual Report on Form 10-K, and the effectiveness of the Jefferies Financial Group Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$5,000,000
Jefferies
Jefferies Financial Group Inc.
Senior Leveraged Barrier Notes due April 17, 2028
Linked to the Vanguard FTSE Emerging Markets ETF

PRICING SUPPLEMENT

April 11, 2025